Exhibit 99.1

Yahoo! Appoints David Kenny to Board of Directors;

Eric Hippeau Steps Down after Fifteen Years of Service

SUNNYVALE, Calif., Feb 9, 2011 – Yahoo! Inc. (NASDAQ: YHOO) today announced that effective April 1, 2011, David Kenny, president of Akamai Technologies, Inc., will join the company’s Board of Directors and that Eric Hippeau will resign from the Board.

“David is a transformative figure in the industry,” said Roy Bostock, Chairman of Yahoo!’s Board of Directors. “His unique background and track record in media, advertising, and technology will add significant value to Yahoo!’s Board.”

Kenny currently serves as president of Akamai Technologies, Inc., a service provider for accelerating and improving the delivery of content and applications over the Internet. He was previously a managing partner of VivaKi and chief executive officer of Digitas, Inc., where he transformed the company from a direct marketing business to a cutting-edge interactive communications firm.

“I look forward to offering my perspective to help further the company’s position as the premier digital media company,” said Kenny. “It is a privilege to join the Yahoo! Board of Directors.”

Eric Hippeau has served on Yahoo!’s Board of Directors since 1996. Through his deep global expertise in technology and content and strong leadership positions in the industry, he made invaluable contributions to the company and the Board.

“It has been a true honor to have served on Yahoo!’s Board from the very early days of the company’s history and to have been a part of the company’s growth into a digital media powerhouse,” Hippeau said. “While I have decided it is now best for me to focus on other businesses, it has been a privilege to have served with such a distinguished group of Directors. David Kenny is a phenomenal leader in the digital media space and moving forward he will be a tremendous addition to Yahoo!’s Board.”

“On behalf of our entire Board, I would like to thank Eric for his dedication and contributions to Yahoo! and the Board,” added Bostock. “With his deep passion for the industry and Yahoo! specifically, he has provided significant direction for the company during his long tenure and we wish him well in his future endeavors.”

About Yahoo!

Yahoo! (NASDAQ:YHOO - News) is an innovative technology company that operates the largest digital media, content, and communications business in the world. Yahoo! keeps more than half a billion consumers worldwide connected to what matters to them most, and delivers powerful audience solutions to advertisers through its unique combination of Science + Art + Scale.

Yahoo! is headquartered in Sunnyvale, California. For more information, visit the pressroom (pressroom.yahoo.com) or the company’s blog, Yodel Anecdotal (yodel.yahoo.com).

Yahoo! is the trademark and/or registered trademark of Yahoo! Inc.

All other names are trademarks and/or registered trademarks of their respective owners.

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CONTACTS:

Investors: Cathy La Rocca, Yahoo! Inc., 408-349-5188, cathy@yahoo-inc.com

Media: Dana Lengkeek, Yahoo! Inc., 408-349-1130, danal@yahoo-inc.com